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                                                                    EXHIBIT 99.1



                       IMANAGE ACQUIRES THOUGHTSTAR, INC.

            Expands Market by Offering Customers Multiple Options For
                      Collaborative Information Management


SAN MATEO, CALIF., -- APRIL 13, 2000 iManage Inc. [NASDAQ: IMAN], a leading provider of e-business content and collaboration management software and services, today announced it has acquired ThoughtStar, Inc., a privately-held collaboration software company based in Salt Lake City, Utah, for $18.5 million in common stock and cash.

The acquisition represents the first step in iManage's strategy to expand the company's market by increasing options for customers deploying collaborative information networks with their employees and business partners.

Providing customers with choice and flexibility is a cornerstone of iManage's growth strategy. ThoughtStar's technology is an open-architecture, real-time, collaborative web-based technology, which is complementary to iManage's information collaboration technology. It is fully scalable and runs on any Java compatible operating system. The integration of ThoughtStar's technology with iManage's infoCommerce product suite is intended to provide customers with a more robust set of products and services.

"With the acquisition of ThoughtStar's technology, iManage is able to accelerate its business plan to introduce additional functionality and platform independence to our content and collaborative product suite faster than originally planned," said Max Panjwani, iManage president and chief executive officer. "This is the first step in a series of initiatives designed to add value to our shareholders by providing fully comprehensive content and collaboration software and services to our customers. As we execute against our long-term vision and build off this base, we believe viral marketing opportunities will become even more effective in developing our market presence."

TERMS

iManage will pay $4.5 million in cash and approximately $14 million in common stock based on the average closing prices of iManage Common Stock prior to the closing of this transaction, subject to a minimum of 444,242 shares and a maximum of 1,096,923 shares. iManage also will assume the unvested options granted by ThoughtStar and issue additional stock options to certain ThoughtStar employees. The closing of this transaction is contingent upon a number of conditions and will be recorded using the purchase method of accounting. The acquisition is expected to close in the second quarter of 2000.

THE IMANAGE INFOCOMMERCE PRODUCT SUITE

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The iManage infoCommerce Product Suite is comprised of powerful, leading-edge business-to-business and intra-business information and collaboration management solutions. The infoCommerce Product Suite is designed for enterprise-wide use in organizations seeking to deploy network-based and internet-based information management solutions. iManage's software solutions are built on a flexible, three-tiered architecture that provides users with innovative, Web browser-based interfaces along industry accredited scalable servers. The iManage infoCommerce Product Suite includes the infoCommerce Server, infoLink, infoLook, and infoRite application modules.

ABOUT IMANAGE, INC.

iManage, Inc. [NASDAQ: IMAN], is a leading provider of information and collaboration management software for enterprises engaged in information commerce as part of their e-business strategy. The company's products provide a centralized web-based unified content platform for information and collaboration management, both for internal use and for use across the extended enterprise. The software offers a scalable, reliable and highly secure server network that ensures timely delivery of relevant information to appropriate parties and integrates with both the Internet and existing email systems. iManage sells its software products through its direct sales force and through a network of strategic partners and systems integrators.

Headquartered in San Mateo, California, the Company first introduced the iManage suite of solutions in 1996. For detailed sales and product information please contact info@imanage.com or visit our web site at www.imanage.com.

ABOUT THOUGHTSTAR

Founded in 1997, ThoughtStar is a software development company that provides an online interactive workspace where people can go to communicate about, collaborate on and contribute to ongoing projects. The company's technology is multi-functional, including project planning and management, task and decision management, team calendaring, online voting and real-time chat in a customized, private, secure and user-friendly environment. ThoughtStar is based in Salt Lake City, Utah.

Contact Information:

INVESTOR RELATIONS
Mark Culhane
iManage, Inc.
650-356-1166
investors@imanage.com

MEDIA CONTACT
Carolina Noguera
Text 100 (for iManage, Inc.)
415-836-5990
carolinan@text100.com



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